Exhibit 10.26

SUSQUEHANNA BANCSHARES, INC.

KEY EMPLOYEE

SEVERANCE PAY PLAN

AMENDED AND RESTATED – January 1, 2009

ARTICLE I

PURPOSE OF PLAN

Section 1.01 Purpose of the Plan. The Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as set forth herein, is intended to alleviate financial hardships which may be experienced by senior executives and other key employees of Susquehanna Bancshares, Inc. and the Company’s Affiliates whose employment is terminated under specified circumstances within one (1) year following a Change of Control of the Company, and to reinforce and encourage the continued attention and dedication of those senior executives and other key employees to their assigned duties without distraction from a potential Change of Control of the Company. The Plan is not intended to be an “employee pension benefit plan” or a “pension plan” as defined in Section 3(2) of ERISA. Rather, this Plan is intended to meet the criteria set forth in 29 C.F.R. § 2510.3-2(b) for a “severance pay plan” that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and severance payments provided under the Plan are intended to meet the requirements of the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4), the “separation pay exception” under Treas. Reg. section 1.409A-l(b)(9)(iii) and benefits provided under the Plan are intended to be provided in a manner that either complies with or meets and applicable exception under Section 409A of the Code. In return for the payments and benefits provided to the Participants under the Plan, each Participant agrees that he or she will not solicit the customers and employees of the Company and its Affiliates under the circumstances described in Article VII of this Plan document.

Section 1.02 Restatement of Plan. This amended and restated Plan amends and replaces the earlier Plan dated January, 1999 as well as the First Amendment dated May 26, 2000, the Second Amendment dated February 22, 2001, the Amended and Restated Plan dated April 20, 2005, the Amended and Restated Plan dated October 18, 2006, and the Amended and Restated Plan dated December 12, 2007.

ARTICLE II

DEFINITIONS

Section 2.01 “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Section 2.02 “Beneficial Owner” of any securities shall mean:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) where voting securities are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company;

provided, however, that nothing in this section shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.

Section 2.03 “Benefit” or “Benefits” shall mean any or all of the benefits that a Participant is entitled to receive pursuant to Article V of the Plan.

Section 2.04 “Board of Directors” shall mean the Board of Directors of the Company.

Section 2.05 “Change of Control” shall be deemed to have taken place if any of the following occurs:

(i) any Person is or becomes the Beneficial Owner of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding Company’s then outstanding securities;

(ii) during any period of 24 consecutive months during the existence of the Plan commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this clause (ii);

(iii) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (a), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 40% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change of Control, no subsequent event or condition shall constitute a Change of Control for purposes of the Plan, with the result that there can be no more than one Change of Control hereunder.

Section 2.06 “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

Section 2.07 “Company” shall mean Susquehanna Bancshares, Inc., or any successor thereto.

Section 2.07 “Compensation” shall mean one hundred ten percent (110%) of the sum of the Participant’s annual base salary, determined as the greater of (a) the amount in effect on the first day of the calendar quarter immediately preceding a Change of Control or (b) the amount in effect on the first day of the calendar quarter immediately preceding his or her Termination following a Change of Control.

Section 2.08 “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company, or such other committee as may be designated by the Board of Directors to perform the duties of the Compensation Committee.

Section 2.09 “Competitor” means any person (including a Participant), legal entity, business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by the Company or any Affiliate within an area of 100 miles of any office or facility of the Company or any Affiliate.

Section 2.10 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated by the Department of Labor thereunder.

Section 2.11 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.12 “Non-Solicitation Period” shall mean the period following Termination of Employment for any reason that corresponds to the Benefit that the Participant is eligible to receive following Termination after a Change of Control. For a Benefit of one-half times his or her Compensation, the Non-Solicitation Period shall be six (6) months. For a Benefit of one times his or her Compensation, the Non-Solicitation Period shall be twelve (12) months. For a Benefit of one and one-half times his or her Compensation, the Non-Solicitation Period shall be eighteen (18) months. For a Benefit of two times his or her Compensation, the Non-Solicitation Period shall be twenty-four (24) months.

Section 2.13 A “Notice of Termination” shall mean a written notice which,

(a) if the Termination of Employment is initiated by the Company as provided in Section 2.20(i):

(i) indicates the specific termination provision in this Plan relied upon,

(ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Participant’s employment under the provision so indicated, and

(iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than fifteen (15) days after the giving of such notice).

(b) if the Termination of Employment is initiated by the Participant as provided in Section 2.20(ii),

(i) is provided within thirty (30) days after the event giving rise to the Termination of Employment for Good Reason occurs,

(ii) indicates the specific termination provision in this Plan relied upon,

(iii) briefly summarizes the facts and circumstances deemed to provide a basis for the Termination of Employment for Good Reason under the provision so indicated, and

(iv) specifies the Terminate Date, subject to the Company’s right to cure the facts and circumstances giving rise to the Participant’s right to resign for Good Reason as described below.

A Notice of Termination provided under this Section 2.13(b) shall become effective on the fifteenth (15th) day following the expiration of the thirty (30) days period following the date of the Notice of Termination only if the circumstances giving rise to the Termination of Employment for Good Reason (if susceptible to correction) are not corrected by the Company within thirty (30) days following the date of such Notice of Termination. If the Company does not correct the ground(s) for resignation for Good Reason during the thirty (30) day period following the date of the Participant’s Notice of Termination, the Participant’s Termination of Employment for Good Reason shall become effective on the fifteenth (15th) day following the expiration of the thirty (30) day cure period.

Section 2.14 “Participant” shall mean any senior executive or other key employee of the Company or any Affiliate of the Company who is approved as eligible to participate in the Plan.

Section 2.15 “Person” shall mean any individual, firm, corporation, partnership or other entity.

Section 2.16 “Plan” shall mean the Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as set forth herein, and as the same may from time to time be amended.

Section 2.17 “Subsidiary” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Section 2.18 “Termination Date” shall mean the date of receipt of the Notice of Termination described in Article IV hereof or any later date specified therein, as the case may be.

Section 2.19 “Termination of Employment” shall mean the involuntary termination of the Participant’s actual employment relationship with the Company.

Section 2.20 “Termination following a Change of Control” shall mean a Termination of Employment within one (1) year after a Change of Control either:

(i) initiated by the Company for any reason other than (a) the Participant’s continuous illness, injury or incapacity for a period of twelve (12) consecutive months or (b) for “cause,” which shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole; or

(ii) initiated by the Participant upon one or more of the following occurrences, each of which shall constitute “Good Reason”:

(A)	any change resulting in a material diminution by the Company of the authority, duties or responsibilities of the Participant;

(B)	any removal by the Company of the Participant from the employment grade, compensation level or officer positions which the Participant holds as of the Change of Control except in connection with promotions to higher office; provided that such removal results in a material diminution of the Participant’s authority, duties or responsibilities;

(C)	a material change in the geographic location of the Participant’s principal business location that results in the requirement that the Participant undertake business travel (or commuting in excess of fifty (50) miles each way) to an extent substantially greater than is reasonable and customary for the position the Participant holds.

ARTICLE III

PARTICIPANTS

The Compensation Committee shall from time to time nominate employees of the Company or any Affiliate to be Participants in the Plan. Nominated employees shall be presented to the Board of Directors for approval. The Board of Directors shall have the authority in its sole discretion from time to time to appoint and remove employees as Participants in the Plan and to determine the amount of the immediate cash benefit.

ARTICLE IV

NOTICE OF TERMINATION

Any Termination following a Change of Control shall be communicated by a Notice of Termination to the other party given in accordance with Section 10.05 hereof.

ARTICLE V

BENEFIT

Section 5.01 Amount of Immediate Cash Benefit. Upon a Participant’s Termination following a Change of Control, the Company shall pay the Participant an amount equal to (i) one-half times his or her Compensation, (ii) one times his or her Compensation, (iii) one and one-half times his or her Compensation, or (iv) two times his or her Compensation, in a lump sum within fifteen (15) days after the Termination Date, subject to the Participant’s execution and non-revocation of the release described in Section 6.06. The determination of whether a Participant shall be entitled to receive one-half, one, one and one-half, or two times his or her Compensation shall be in the sole discretion of the Board of Directors acting on the recommendation of the Compensation Committee in accordance with Article III of this Plan.

Section 5.02 Additional Benefits. For a period of one (1) year beginning on the Participant’s Termination Date and ending on the one (1) year anniversary of the Participant’s Termination Date, the Participant shall be entitled to participate in the employee benefits listed below, in the form and manner set forth below:

(i) continued coverage under the applicable health plan of the Company pursuant to Code section 4980B for the Participant, his spouse and eligible dependents, which coverage will run concurrent with the coverage provided under section 4980B of Code, subject to the requirement that the Participant remit the employee portion of premium cost associated with the foregoing coverage;

(ii) continued coverage under the applicable life insurance and accidental death and dismemberment policy(ies) provided by the Company, as well as, the optional accidental death and dismemberment po!icy(ies) purchased by the Participant, if any, which insured the Participant during the term of his employment, subject to the requirement that the Participant remit the employee portion of premium cost associated with the foregoing coverage, if any. The Participant should consult with the Company concerning any life insurance policies and the Participant’s ability to transfer such policy to the Participant following the end off the one (1) year following the Participant’s Termination Date;

(iii) continued coverage under the applicable optional short-term disability insurance policy(ies) of the Company purchased by the Participant, if any, subject to the requirement that the Participant remit the employee portion of premium cost associated with the foregoing coverage; and

(iv) if the Participant participates in a tax-qualified defined benefit plan maintained by the Company or one of its Affiliates immediately before the Participant’s Termination Date, the Participant shall continue to accrue an additional benefit under the applicable tax-qualified defined benefit plan by taking into account the compensation paid to the Participant under Section 5.01 as compensation for purposes of the applicable plan and increasing the Participant’s years of benefit service under the applicable plan by the number of years in the Non-Solicitation Period, subject in all events to the terms of the tax-qualified defined benefit plan.

Section 5.03. Other Payments. The Benefits due under this Article V shall be in addition to and not in lieu of any payments or benefits due to the Participant under any other plan, policy or program of the Company, except that if a Participant receives Benefits under this Plan following a Change of Control, the Participant shall not be entitled to receive additional payments as a result of the same Change of Control under the Company’s severance pay plan for employees.

Section 5.04. Payment Delay Under Section 409A. Notwithstanding anything provision of this Plan to the contrary, if, at the time of the Participant’s Termination of Employment, the Company has securities which are publicly traded on an established securities market and the Participant is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under the Plan as a result of the Participant’s Termination of Employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) that are not otherwise paid within the “short-term deferral exception” and the “separation pay exception” under Treas. Reg. sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six (6) months following the Participant’s “separation of service” (within the

Participant’s “separation of service” (within the meaning of such term under section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Participant on the first payroll date that occurs after the date that is six (6) months following the Participant’s “separation of service” with the Company. If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Participant’s estate within sixty (60) days after the date of the Participant’s death. A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code.

ARTICLE VI

ENFORCEMENT AND REMEDIES

Section 6.01 Interest. In the event that the Company shall fail or refuse to make payment of any amounts or provide any other Benefits due the Participant under Article V hereof within the respective time periods provided therein, for any reason other than on account of the six (6) month delay provided in Section 5.04, the Company shall pay to the Participant, in addition to the payment of any other sums provided in this Plan, interest, compounded daily, on any amount remaining unpaid (including the amount of any other Benefit due but unpaid) from the date payment is required under Article V, as appropriate, until paid to the Participant, at the rate from time to time announced by Chase Manhattan Company as its “prime rate” plus two percent (2%), each change in such rate to take effect on the effective date of the change in such prime rate.

Section 6.02 Expenses. It is the intent of the Company that the Participant not be required to incur any expenses associated with the successful enforcement of his rights under this Plan by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder. Accordingly, the Company shall pay the Participant on demand the amount necessary to reimburse the Participant in full for all expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Participant in successfully enforcing any of the obligations of the Company under this Plan.

Section 6.03 No Mitigation. The Participant shall not be required to mitigate any Benefit provided for in this Plan by seeking other employment or otherwise, nor shall any Benefit provided for herein be reduced by any compensation earned or benefit received through other employment or otherwise.

Section 6.04 No Set-Off. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others.

Section 6.05 Taxes. Any payment required under this Plan shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

Section 6.06 Acknowledgment; Release. Prior to receiving any lump sum payments to which the Participant is entitled under this Plan, the Participant will be required to sign an acknowledgment of receipt and release of claims in a form acceptable to the Company.

ARTICLE VII

NON-SOLICITATION BY PARTICIPANT

Section 7.01 Non-Solicitation of Customers and Prospects. While a Participant is employed by the Company or an Affiliate; and, during the applicable Non-Solicitation Period following Termination of Employment for any reason; the Participant will not solicit any person who was a customer of the Company or any Affiliate during the period of the Participant’s employment with the Company or an Affiliate to become a customer of a Competitor, or solicit on behalf of a Competitor potential customers who are or were identified through leads developed during the course of the Participant’s employment with the Company or any Affiliate, or otherwise divert or attempt to divert to a Competitor any existing business of the Company or any Affiliate.

Section 7.02 Non-Solicitation of Employees. While a Participant is employed by the Company or an Affiliate; and, during the applicable Non-Solicitation Period following Termination of Employment for any reason; the Participant will not, directly for him or herself or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any Affiliate to terminate his or her employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by Company or any Affiliate.

Section 7.03 Enforcement. The Participant understands that in the event of a violation of any provision of this Article, the Company or any Affiliate shall have the right to seek injunctive relief, in addition to any other existing rights provided in the Plan or by operation of law, without the requirement of posting bond. The remedies provided in this section shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Participant, the Company or any Affiliate, and shall not be construed as a limitation upon, or as limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this section shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.01 Amendment, Suspension and Termination. The Company, acting through the Board of Directors, retains the right, at any time and from time to time prior to a Change of Control, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment, suspension or termination shall be permitted upon or after a Change of Control. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation and discontinuance of Benefits to any person or persons under the Plan already receiving Benefits.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01 Application for Benefits. Each Participant believing himself/herself eligible for Benefits under this Plan may apply for such Benefits by filing with the Board of Directors a written request for Benefits, which request may comprise a Notice of Termination delivered by the Participant.

Section 9.02 Appeals of Denied Claims for Benefits. In the event that any claim for Benefits is denied in whole or in part, the Participant (or beneficiary, if applicable) whose claim has been so denied shall be notified of such denial in writing by the Board of Directors. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant of the procedure for the appeal of such denial, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal. All appeals shall be made by the following procedure:

(a) The Participant whose claim has been denied shall file with the Board of Directors a notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification by the Board of Directors of claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.

(b) The Board of Directors shall, within thirty (30) days of receipt of the Participant’s notice of appeal, establish a hearing date on which the Participant may make an oral presentation to the Board of Directors in support of his/her appeal. The Participant shall be given not less than ten (10) days notice of the date set for the hearing.

(c) The Board of Directors shall consider the merits of the claimant’s written and oral presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Board of Directors shall deem relevant. If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his/her interest, and the Board of Directors shall proceed as set forth below as though an oral presentation of the contents of the claimant’s written presentation had been made.

(d) The Board of Directors shall render a determination upon the appealed claim, within sixty (60) days of the hearing date, which determination shall be accompanied by a written statement setting forth the specific reasons for the decision, written in a manner calculated to be understood by the Participant, specific references to the pertinent Plan provisions on which the decision is based, reference to the Participant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and statement regarding the Participant’s right to bring a civil action under section 502(a) of ERISA.

ARTICLE X

MISCELLANEOUS

Section 10.01 Nonalienation of Benefits. None of the payments, Benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the Benefits or payments which he/she may expect to receive, contingently or otherwise, under this Plan.

Section 10.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the payment of any Benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 10.03 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.04 Successors, Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or a division thereof, to acknowledge expressly that this Plan is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.

Section 10.05 Notice. Any Notice of Termination delivered pursuant to Article IV shall be delivered, if by the Company, to the Participant at his or her last known address, and if by the Participant, to the Corporate Secretary of the Company at the Company’s corporate headquarters, personally, by registered or certified mail, return receipt requested, or by overnight express courier service. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

Section 10.06 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.07 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

Section 10.08 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of Benefits.

Section 10.09 Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Board of Directors and all other parties with respect thereto.

Section 10.10 Lost Payees. A Benefit shall be deemed forfeited if the Board of Directors is unable to locate a Participant to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Participant for the forfeited Benefit while this Plan is in operation and within three years from the date of the Participant’s Termination Date.

Section 10.11 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law.

Section 10.12 Code Section 409A.

(a) The Plan shall be interpreted to avoid any penalty sanctions under Code section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. For purposes of section 409A of the Code, all payments to be made upon a Termination of Employment may only be made upon the Participant’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under the Plan shall be treated as a separate payment, and the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.

(b) All reimbursements and in kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officers and its corporate seal to be affixed hereto as of the 15 day of October, 2008.

SUSQUEHANNA BANCSHARES, INC.
Attest:

By:
Secretary		Chairman & CEO